Exhibit 99.1
Oceaneering Announces Private Offering of $500 Million of Senior Notes

HOUSTON, June 24, 2026 – Oceaneering International, Inc. (“Oceaneering”) (NYSE:OII) announced today that it intends to offer $500,000,000 aggregate principal amount of Senior Notes due 2034 (the “2034 Notes”) in a private placement to eligible purchasers.
Oceaneering intends to use the net proceeds from the proposed offering, together with cash on hand, if necessary, to fund the purchase of any and all of its 6.000% Senior Notes due 2028 (the “Tender Notes”) validly tendered and accepted for purchase in the concurrent cash tender offer announced today (the “Tender Offer”). If the Tender Offer is not consummated or the net proceeds from the offering exceed the total consideration payable in the Tender Offer, Oceaneering intends to use the remaining net proceeds from the offering for general corporate purposes, which may include the repayment, redemption, or repurchase of outstanding indebtedness.
The 2034 Notes will be offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act. The offer and sale of the 2034 Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offers of the 2034 Notes will be made in the United States only by means of a private offering memorandum pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.
This press release does not constitute an offer to purchase or a solicitation of an offer to sell any of the Tender Notes. The Tender Offer is being made only by and pursuant to, and on the terms and conditions set forth in, the Offer to Purchase dated June 24, 2026.
This release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning Oceaneering’s proposed offering of the 2034 Notes, the intended use of proceeds therefrom, and other matters relating to the proposed offering and the Tender Offer. The forward-looking statements included in this release are based on Oceaneering's current expectations and are subject to certain risks, assumptions, trends, and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. For a more complete discussion of these and other risk factors, please see Oceaneering’s latest annual report on Form 10-K and subsequent quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-

looking statements. Except to the extent required by applicable law, Oceaneering undertakes no obligation to update or revise any forward-looking statement.
About Oceaneering
Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, and manufacturing industries.
Contacts:
Hilary Frisbie
Senior Director, Investor Relations
Oceaneering International, Inc.
713-329-4755
investorrelations@oceaneering.com

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